                                  EXHIBIT 10.1

AGREEMENT WITH LLOYD G. WATERHOUSE, FORMER CHIEF EXECUTIVE OFFICER, CHAIRMAN AND
                                   PRESIDENT

I, Lloyd G. Waterhouse, hereby acknowledge and agree as follows:

      1. I am party to an Employment Agreement ("the Employment Agreement"), executed May 1, 1999 as amended and restated as of December 1, 2001 and as further amended and restated as of September 2, 2003, by and between myself and The Reynolds and Reynolds Company ("REYNOLDS").

      2. Effective July 7, 2004, I resigned as an employee and director of REYNOLDS on the condition that I would be treated for purposes of the severance of my employment as though I was terminated without cause under the Employment Agreement.

      3. I intend by this Agreement to resolve all issues related to the Employment Agreement, and my employment with and separation from REYNOLDS.

      4. In accordance with the condition set forth in the Employment Agreement and in consideration of REYNOLDS' promise to treat me as having been "terminated without cause" for purposes of Paragraph 7(a) of the Employment Agreement, provided that I sign and do not rescind this waiver of claims, I hereby, for myself and my heirs and estate, fully and completely release REYNOLDS from any claim or liability under the Employment Agreement (other than its obligations under Paragraph 7(a) thereof), and fully and completely release each of its subsidiaries and affiliated companies, and each of their stockholders, directors, employees, agents, representatives, successors, and assigns from any and all claims, liabilities, promises, agreements, and lawsuits arising from or related to my employment with REYNOLDS, and separation from employment, including any and all claims of race, color, sex, national origin, ancestry, religion, disability, age or other discrimination, harassment, or retaliation, including any and all claims under the Ohio Civil Rights Act, Ohio Revised Code ("O.R.C.") Section 4112 (and sections following), the Ohio Whistleblower's Act, O.R.C. Section 4113.52 (and sections following), the Ohio Workers' Compensation Retaliation Law, O.R.C. Section 4123.90, Title VII of the Civil Rights Act of 1964, 42 USC Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act ("ADEA"), 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 42 USC Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601 (and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), and the amendments to such laws, as well as any similar or related statute(s) of Ohio or another state or district, and claims for breach of contract, promissory estoppel, wrongful termination, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, public policy, or any tort, whether such claims are known or unknown, which I now have, or claim to have, against REYNOLDS relating to any event or circumstance occurring prior to the seventh day following the date on which I sign this Agreement, and also including any claims that may depend upon the identity person(s) selected to perform some or all of the duties that I formerly performed. I agree not to file any lawsuit against REYNOLDS in the future with respect to any claim released under this Agreement, or any arbitration demand under Paragraph 9 of the Employment Agreement. I waive any right to re-employment with REYNOLDS, and agree that REYNOLDS may reject any application I may make for re-employment without any liability whatsoever.

      5. Notwithstanding the termination of the Employment Agreement, I continue to be bound by those obligations set forth in the Employment Agreement that survive its termination, including but not limited to the non-compete and confidentiality obligations set forth therein.

      6. In accordance with applicable law, I confirm that I have been given 21 days to consider whether to sign this Agreement, and I have the right to rescind this Agreement within a period of seven (7) calendar days following its execution, by delivering written notice of revocation to REYNOLDS c/o Douglas M. Ventura, General Counsel and Secretary, Reynolds and Reynolds, One Reynolds Way, Kettering, Ohio 45430, 937-485-0978 (facsimile), and that, in the event of such revocation, REYNOLDS shall have no obligation to me under the Employment Agreement. I confirm that I have carefully read this Agreement, I understand it, I have been advised to consult, and have consulted, with counsel of my choice concerning this Agreement, I have voluntarily chosen to sign it, and I have not relied upon any statement or promise made by or on behalf of REYNOLDS that is not contained in this Agreement.

/s/ Lloyd G. Waterhouse
Date: July 29, 2004
Witness: /s/ David E. Ball

                                       25